PROSPECTUS Dated June 2, 1997                     Pricing Supplement No. 32 to
PROSPECTUS SUPPLEMENT                     Registration Statement No. 333-27919
Dated June 2, 1997                                            January 14, 1998
                                                                Rule 424(b)(3)
                Morgan Stanley, Dean Witter, Discover & Co.
                        MEDIUM-TERM NOTES, SERIES C
                        Senior Floating Rate Notes

                               ------------

               The Medium-Term Notes, Series C (Senior Floating Rate Notes) described in this Pricing Supplement (the "Notes") will mature on the Maturity Date and will not be redeemable at the option of Morgan Stanley, Dean Witter, Discover & Co. prior to the Maturity Date. The Notes are further described under "Description of Notes--Floating Rate Notes" in the accompanying Prospectus Supplement, except that to the extent the terms described below are inconsistent with such description, the terms described below shall control.

               Under the Taxpayer Relief Act of 1997, with respect to an individual, the long-term capital gain, if any, recognized on an asset held for more than eighteen months may be subject to a lower rate (or rates) of United States federal income taxation than the long-term capital gain recognized on an asset held for eighteen months or less.


Principal Amount:       $180,000,000

Maturity Date:          January 20, 2000; provided that if such day is
                        not a Business Day, the payment of principal and interest will be made on the next succeeding
                        Business Day, and no interest on such payment shall accrue for the period from and after the Maturity
                        Date

Interest Accrual Date:  January 20, 1998

Interest Payment Dates: Each January 20, April 20, July 20 and October 20,
                        commencing April 20, 1998; provided that the final Interest Payment Date will be the Maturity Date.
                        If any such day (other than the Maturity Date) is not a Business Day, such Interest Payment Date will be the next succeeding Business Day, except that if such Business Day is in the next succeeding calendar month, such Interest Payment Date shall be the next preceding day that is a Business Day

Initial Interest Rate:  To be determined two London Banking Days prior to the date of issuance

Base Rate:              LIBOR

Index Maturity:         3 Month

Spread (Plus or Minus): Plus 0.08% per annum

Minimum Denomination:   $1,000

Interest Payment
 Period:                Quarterly

Specified Currency:     U.S. Dollars

Issue Price:            100.00%

Settlement Date
 (Original Issue Date): January 20, 1998

Initial Interest Reset
 Date: April 20, 1998, or if such day is not a Business Day, the next succeeding Business Day, except that if such Business Day is in the next succeeding calendar month, such Initial Interest Reset Date shall be the next preceding day that is a Business Day

Interest Reset Dates:   Same as Interest Payment Dates

Interest Reset Period:  Quarterly

Interest Determination
 Dates:                 Two London Banking Days prior to each
                        Interest Reset Date

Reporting Service:      Telerate (Page 3750)

Book Entry Note or
 Certificated Note:     Book Entry Note

Senior Note or
 Subordinated Note:     Senior Note

Agent:                  Morgan Stanley & Co. Incorporated

Calculation Agent:      The Chase Manhattan Bank

CUSIP:                  61745ELH2

Capitalized terms not defined above have the meanings given to such terms in the accompanying Prospectus Supplement.

                        MORGAN STANLEY DEAN WITTER